Exhibit 99.1

Magnetek Divests Non-Core Telecom Services Business

    LOS ANGELES--(BUSINESS WIRE)--Aug. 18, 2003--Magnetek, Inc. (NYSE:MAG) today announced that it has sold its Greenville, Ohio-based telecom services business to its locally based management team. While terms of the transaction were not announced, the impact of the divestiture on Magnetek's balance sheet will be negligible.
    According to Paul Schwarzbaum, president of Magnetek's Dallas-based Telecom Power Group, "The divestiture of this business enables us to better concentrate on our core capabilities of designing and manufacturing extremely reliable and energy-efficient telecom power equipment and systems that offer our customers exceptional value and competitive advantage."
    Magnetek's Telecom Power Group (TPG) provides an array of power system solutions, including communications equipment integration, rack- and cabinet-mounted DC power plants, pad- and pole-mount base stations, packaged cell sites, mobile communications infrastructure, modular walk-in enclosures and lightweight shelters, NEBS-certified stand-by power accessories, and remote monitoring and control capability.
    Based in Dallas, Texas, TPG's manufacturing facility is registered by UL to ISO 9001 quality standards. More information about Magnetek telecom power products is available at www.magnetektelecom.com.
    Magnetek, Inc. manufactures digital power supplies and systems used in many industrial, commercial and consumer applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,470 people and reported revenue of $188 million for fiscal 2002, ended on June 30, 2002. For more information, visit Magnetek's website at www.magnetek.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those contemplated by or underlying these forward-looking statements. These risks and uncertainties include negotiations with lenders, results of legal proceedings, unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions may manifest themselves and the actual effects such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com